Putnam Absolute Return 700

4/30/16 semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:




72DD1 Class A	 27,873
      Class B	  1,821
      Class C	 13,194
      Class M  	    452

72DD2 Class R	    117
      Class R5       1
      Class R6     550
      Class Y	 51,904

73A1 Class A   $0.806
     Class B    0.715
     Class C    0.729
     Class M    0.755


73A2 Class R    0.771
     Class R6   0.842
     Class Y    0.834


74U1	Class A   34,392
	Class B    2,781
	Class C   19,181
	Class M      634

74U2	Class R     182
     Class R6     703
     Class Y   63,714

74V1	Class A   10.96
	Class B   10.74
     Class C   10.71
	Class M   10.79

74V2	Class R    10.84
     Class R6   11.00
     Class Y    10.97



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.